Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 31, 2025, by and between M‑TRON INDUSTRIES, INC., a Delaware corporation, and PIEZO TECHNOLOGY, INC., a Florida corporation (collectively, the “Borrower”), and FIFTH THIRD BANK, NATIONAL ASSOCIATION (the “Lender”), is as follows:

RECITALS

WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated June 15, 2022 (the “Existing Credit Agreement”) governing the terms of a FIVE MILLION DOLLARS ($5,000,000.00) revolving credit facility.

WHEREAS, Borrower has requested Lender to increase the existing revolving credit facility to TEN MILLION DOLLARS ($10,000,000.00) for the purpose of providing (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower, and (c) funds for other purposes permitted hereunder. Borrower also desires Lender to extend a new delayed draw term loan facility to Borrower in the amount of TEN MILLION DOLLARS ($10,000,000.00) for strategic acquisitions. Lender has agreed to increase the revolving credit facility and to extend the new delayed draw term loan facility pursuant to, and subject to, the terms hereof.

WHEREAS, Borrower desires to secure all of the Obligations by granting to Lender a first-priority perfected Lien upon the Collateral pursuant to the terms of the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree that the terms of the Existing Credit Agreement are amended and restated as follows:

1.	DEFINITIONS

The recitals above are incorporated herein verbatim. For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, Appendix A to this Agreement).

2.	ADVANCES AND LETTERS OF CREDIT

2.1.	Revolving Credit Advances, Term Loan and Borrowings.

(a)    Subject to the terms and conditions hereof, Lender agrees to make available to Borrower, from time to time until the Commitment Termination Date, advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in the Revolving Exposure exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Revolving Loan Commitment. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)    Borrower shall deliver to Lender a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than 10:00 a.m. (Cincinnati, Ohio time) (or such later time acceptable to Lender in its sole discretion) on the day of such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii)    Borrower hereby authorizes Lender to make Revolving Credit Advances based on telephonic or electronic notices made by any Person that Lender, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by, or otherwise acceptable to, Lender from time to time in its sole discretion (including Lender’s confirmation of such notices). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Lender.

(b)    The making of each Advance by Lender, whether under Section 2.1(a) or otherwise, will be deemed to be a representation by Borrower that the Advance will not violate the terms of Section 2.1(a); provided, that such representation shall only apply to the Maximum Revolver Amount to the extent Lender has notified Borrower of any Reserves. Lender shall have no duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

(c)    Subject to the terms and conditions of this Agreement, Lender agrees to make up to three (3) Term Credit Advances to Borrower prior to the Commitment Termination Date pursuant to the provisions of Section 2.10 hereof which, in the aggregate, do not exceed the Term Loan Commitment.

2.2.	Prepayments/Commitment Termination.

(a)    Termination of Revolving Loan Commitment.

(i)    Borrower may at any time on at least 10 days’ prior written notice to Lender terminate the Revolving Loan Commitment; provided that, on the date of termination, all Advances and other Obligations shall be due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied on terms and conditions acceptable to Lender. Upon any such termination of the Revolving Loan Commitment, Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently terminated.

(ii)    All of the Obligations related to Revolving Credit Advances shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date. Term Loan Advances shall be due and payable in full at the maturity date set forth in each Term Note.

(b)    Mandatory Prepayment. If at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability (any and all such excess Revolving Exposure is herein referred to, collectively, as an “Overadvance”), Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such Overadvance. If any such Overadvance remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations (on terms and conditions acceptable to Lender) to the extent required to eliminate such Overadvance.

2.3.	Interest and Applicable Margins; Fees.

(a)    Subject to Sections 2.3(c), 2.3(d) and 2.4, each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Index Rate plus the Applicable Margin. Each determination of an interest rate by Lender shall be conclusive and binding on Borrower in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest charged than if interest were calculated based on a 365-day year. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (and including) the last day thereof. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Index Rate or any temporary or permanent replacement for the Index Rate pursuant to Section 2.4 below, the provision that rounds up the Index Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

(b)    All as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Lender may estimate the amount of interest that Borrower will owe on Borrower’s periodic statements and Lender may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower’s preceding statement and the actual amount of interest determined to have been due by Lender on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower’s periodic statements on each Interest Payment Date.

(c)    At the election of Lender while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a) or (g) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances and the Letter of Credit Fees shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 3.0% per annum to the Applicable Margin or Letter of Credit Fee, as applicable, then in effect for such Advances (plus the Index Rate) or Letter of Credit Obligations, as applicable (the “Default Rate”). All such interest shall be payable on demand of Lender.

(d)    Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any Law applicable to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by applicable Law (“Maximum Lawful Rate”) for such period; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e)    Fees.

(i)    Closing Fee. Lender may charge, and Borrower agrees to pay on the above Closing Date, a closing fee of $37,500.00 (25 bps on the $15,000,000.00 increase above the facilities in the Existing Credit Agreement).

(ii)    Unused Commitment Fee. agrees to pay to Lender an unused commitment fee (the “Unused Commitment Fee”) from and including the Closing Date until termination of the Revolving Loan Commitment, computed at the rate per annum set forth in the Pricing Grid, on the average daily difference between (A) the outstanding amount of the Revolving Loans and (B) the Revolving Loan Commitment and also on the average daily difference between (X) the principal outstanding under all Term Notes and (Y) the Term Loan Commitment. Commencing with the quarter ending December 31, 2025, the Unused Commitment Fee shall be charged as of the last day of each calendar quarter and shall be payable in arrears on the first day of the second month following the end of each calendar quarter (i.e., the fee for the period ending each March 31st will be May 1st).

(iii)    NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Lender may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason.

(iv)    Late Payments. If any payment required hereunder is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, undersigned agrees to pay to Lender a late payment fee equal to 5% of the payment amount, with a minimum fee of $20.00.

2.4.	Index Rate Provisions

(a)         The Index Rate shall be initially determined as of the Closing Date and shall be reset monthly on the first Business Day of the relevant month thereafter (each, a “Reset Date”) by Lender based on the Index Rate then in effect. Any adjustment in the interest rate resulting from a change in the Index Rate shall become effective as of the opening of business on the date of each change. Lender shall not be required to notify Borrower of any adjustment in the Index Rate; however, Borrower may request a quote of the Index Rate on any Business Day.

(b)         Temporary Replacement of the Index Rate. In the event that Lender shall determine either: (i) the Index Rate is unavailable, unrepresentative, or unreliable, (ii) the Index Rate will not adequately and fairly reflect the cost to Lender of making or maintaining advances under this Agreement, or (iii) the making or funding of Index Rate Loans has become illegal or impracticable; then, in any such case, Lender shall promptly provide notice of such determination to Borrower (which shall be conclusive and binding on Borrower absent manifest error), and, until Lender determines that the circumstances giving rise to such suspension no longer exist, in which event Lender shall so notify Borrower, then (A) Lender’s obligations in respect of the Index Rate shall be suspended forthwith, (B) Borrower’s right to utilize Index Rate pricing as set forth in this Agreement shall be suspended forthwith, and (C) amounts outstanding hereunder and any additional Advances shall, on and after such date, bear interest at a rate per annum equal to the Prime Rate plus or minus a Spread Adjustment (the Prime Rate plus or minus such Spread Adjustment together referred to as the “Prime Index”), plus the Applicable Margin; provided that, if the Prime Index would be less than the Index Floor, the Prime Index will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

(c)         Permanent Replacement of the Index Rate.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a “Loan Document” for purposes of this Section 2.4(c)), but without limiting Section 2.4(b) above, if Lender determines (which determination shall be conclusive and binding on Borrower absent manifest error) that any of the circumstances described in Section 2.4(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Index Rate or a Governmental Authority having or purporting to have jurisdiction over Lender has made a public statement identifying a specific date (the “Scheduled Unavailability Date”) after which the Index Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Lender, then on a date and time determined by Lender, but no later than the Scheduled Unavailability Date, the Index Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR.

(ii)    Notwithstanding anything to the contrary herein, if Lender determines that the Successor Rate designated in Section 2.4(c)(i) above is not available or administratively feasible, or if any of the circumstances described in Section 2.4(c)(i) with regard to the Index Rate has occurred with respect to a Successor Rate then in effect, Lender may replace the Index Rate or any then current Successor Rate in accordance with this Section 2.4(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion.

(iii)    If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on a quarterly basis.

(iv)    Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such Successor Rate shall become effective on the date set forth in a written notice provided by Lender to Borrower, and, for the avoidance of doubt, from and after such date, (x) each Advance and all outstanding amounts hereunder shall bear interest at the Successor Rate plus the Applicable Margin, and (y) all references herein and in any other Loan Documents to “Index Rate” shall mean and refer to the Successor Rate.

(v)    Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th; provided further that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.

(vi)    Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Index Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Index Rate.

(vii)    Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of an Advance and the floating interest rate under the Rate Contract is Daily Simple SOFR, Lender may replace the Index Rate hereunder with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; provided further that, if subsequent thereto, Lender and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Index Rate, then Lender may further replace Daily Simple SOFR hereunder with the original Index Rate (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Lender shall provide written notice thereof to Borrower.

(d)         Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for Lender to make, fund or maintain Index Rate Loans, Lender shall promptly give notice of such circumstances to Borrower. In such an event, (i) the commitment of Lender to make or continue Index Rate Loans shall be immediately suspended and (ii) all amounts outstanding hereunder and any additional Advances shall bear interest at a rate equal to the Prime Index plus the Applicable Margin; provided, however, that if the Prime Index would be less than the Index Floor, the Prime Index will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

(e)    Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Index Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender, or (ii) shall impose on Lender any other condition affecting its Index Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Index Rate Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any Index Rate Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by Lender, Borrower shall promptly pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(f)    Conforming Changes. In connection with the use, implementation, or administration of the Index Rate, including any temporary or permanent replacement for the Index Rate, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the implementation, use or administration of the Index Rate, or any temporary or permanent replacement of the Index Rate.

2.5.	Letters of Credit.

Subject to and in accordance with the terms and conditions contained herein and in the other Loan Documents, Borrower may utilize up to ONE HUNDRED THOUSAND DOLLARS ($100,000.00) of the Revolving Loan Commitment to issue Letters of Credit from time to time. For the avoidance of any doubt, all Letter of Credit Obligations, including any amounts advanced hereunder for the issuance of Letters of Credit, shall constitute part of the Revolving Exposure for purposes of reducing Borrowing Availability. Issuance of Letters of Credit will be subject to the terms of supplemental documents executed by Borrower in favor of Lender in connection with the issuance of each Letter of Credit.

2.6.	General Provisions Regarding Payment.

Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Cincinnati, Ohio time) on the day when due in immediately available funds in Dollars to the deposit account at Lender specified by Lender in accordance with its policies and procedures from time to time (the “Payment Account”). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Payment Account prior to 2:00 p.m. Cincinnati, Ohio time. Payments received in the Payment Account after 2:00 p.m. Cincinnati, Ohio time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.7.	Taxes.

All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Indemnified Taxes are directly asserted against Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys’ or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive and binding absent manifest error.

2.8.	Capital Adequacy.

If Lender or any Person controlling Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by Lender, Borrower shall promptly pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

2.9.	Revolving Note.

Revolving Credit Advances made by Lender shall be evidenced by a Revolving Credit Promissory Note (the “Revolving Note”). Borrower shall execute and deliver to Lender the Revolving Note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender.

2.10.	Advances Under Term Loan Commitment.

Subject to the terms and conditions hereof, Lender agrees to make up to three disbursements to Borrower (each a “Term Loan Credit Advance”) from the Closing Date through the Commitment Termination Date in the aggregate principal amount not to exceed the Term Loan Commitment. The proceeds of a Term Loan Credit Advance shall be used by Borrower to acquire strategic businesses through either equity or asset acquisitions. Any amount borrowed under the Term Loan Commitment and subsequently repaid or prepaid may not be reborrowed.

(i)    Each Term Loan Credit Advance, described below, shall be evidenced by a separate Term Note (individually, a “Term Note” and collectively, the “Term Notes”), representing the obligation of Borrower to repay said Term Loan Credit Advance. Interest on such Term Note will accrue at the Index Rate plus the Applicable Margin subject to the provisions of Section 2.3 and Section 2.4 hereof. Each Term Note shall have a maturity date of three (3) years from the date of the Term Loan Credit Advance. All Term Notes will require monthly interest payments, payable on each Interest Payment Date, during the three (3) year term and also require consecutive quarterly principal payments commencing on the last day of the first full calendar quarter after the applicable Term Loan Credit Advance (for example, if a Term Loan Credit Advance is made in July, the first quarterly principal payment would be due on December 31). The initial four quarterly principal payments shall be in an amount equal to one fourth of an amount equal to five (5%) of the original principal amount of the applicable Term Note. The next four quarterly payments shall be in an amount equal to one fourth of an amount equal to seven and one-half percent (7.5%) of the original principal amount of the applicable Term Note. The quarterly payments due thereafter shall be in an amount equal to one fourth of an amount equal to seven and one-half percent (7.5%) of the original principal amount of the applicable Term Note with a balloon payment of all principal interest due on the date three (3) years from the date of the applicable Term Note. Each Term Note shall be in form attached hereto as Exhibit 2.10.

(ii)    To obtain a Term Loan Credit Advance, Borrower shall request each such Term Loan Credit Advance in writing (a “Term Loan Draw Request”) from Lender not later than 2:00 p.m. Eastern Time on the Business Day at least five (5) days prior to any proposed Term Loan Credit Advance. To be eligible for a Term Loan Credit Advance, Borrower must provide a Compliance Certificate confirming to the satisfaction of Lender that (i) Borrower has no less than FIVE MILLION DOLLARS ($5,000,000.00) of liquidity (inclusive of cash, unencumbered marketable securities and Availability less outstanding Revolving Loan Exposure under the Revolving Note) and (ii) Borrower has a Leverage Ratio of not more than 2.5 to 1.0 giving pro forma effect to the cash flow and expenses of the entity or assets being acquired with the proceeds of the applicable Term Note (the “Term Loan Eligibility Requirements”). Each Term Loan Draw Request shall be in writing from an officer of Borrower to Lender, shall set forth the amount requested (maximum amount of TEN MILLION DOLLARS ($10,000,000.00) less the original principal amount of any prior Term Notes issued hereunder), and shall be accompanied by the information for the specific acquisition evidencing the cost to be paid with the funds provided by each Term Loan Credit Advance. Upon delivery of the items required by this Section 2.10 and execution of the applicable Term Note by Borrower, Lender shall make the proceeds of the applicable Term Loan Credit Advance on the applicable date by transferring immediately available funds to the Disbursement Account. Each Term Loan Draw Request shall be irrevocable and binding on Borrower and Borrower shall indemnify Lender for any losses or expense incurred by Lender as a result of the failure to borrow as specified in such Term Loan Draw Request.

(iii)    The Term Loan Credit Advance are expressly conditioned upon Borrower meeting the Term Loan Eligibility Requirements. The amount of any such Term Loan Credit Advance shall not exceed one hundred percent (100%) of the cost of such acquisition for which the Term Loan Credit Advance is made. Written evidence of the cost of the acquisition shall be attached to the Term Loan Draw Request.

(iv)    If the acquisition consists of an equity purchase, the assets of entities purchased with each Term Loan Credit Advance shall be specifically pledged to Lender pursuant to a Security Agreement, in form similar to those executed in connection herewith, and acceptable to Lender and the assets of the acquired entity shall become part of the Collateral. Borrower shall provide Lender with sufficient information to allow Lender to perfect its security interest in such Collateral. Borrower also authorizes Lender to file financing statements to perfect its security interest in any such assets. Any entity being acquired shall also provide a Guaranty to Lender in form similar to the Guaranties executed in connection herewith. Said Security Agreement and Guaranty Agreement from the acquired entity shall be provided by Borrower no later than ninety (90) days from the date of the applicable Term Loan Credit Advance.

3.	REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Advances and to incur Letter of Credit Obligations, Borrower hereby makes the following representations and warranties to Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1.	Organization and Qualification.

Borrower is duly organized, validly existing and in good standing under the laws of the State of its formation, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to Borrower and its operations is true and correct.

3.2.	Due Authorization.

The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary action, and shall not contravene any law or any governmental rule or order binding on Borrower, or the respective articles of incorporation and by-laws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Lender pursuant to the Loan Documents. Borrower has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

3.3.	Litigation.

There are no suits or proceedings pending or threatened in writing against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower except as otherwise specifically set forth on the “Litigation Exhibit” is attached hereto as Exhibit 3.3 and made a part hereof.

3.4.	Margin Stock.

No part of the proceeds of any Advance from Lender shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Borrower shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U- 1.

3.5.	Business.

Borrower is not a party to or subject to any agreement or restriction that may have a Material Adverse Effect. Borrower has all franchises, authorizations, patents, trademarks, copyrights and other rights necessary to advantageously conduct its business. They are all in full force and effect and are not in known conflict with the rights of others.

3.6.	Licenses, etc.

Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and material to the conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

3.7.	Laws.

Borrower is in material compliance with all material laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency.

3.8.	Title.

Borrower has good and marketable title to the material assets reflected on the most recent balance sheet submitted to Lender, free and clear from all Liens, except for Permitted Liens.

3.9.	Defaults.

Borrower is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (i) its respective articles of incorporation and by-laws, or (ii) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, and the consummation of the transactions contemplated herein by this Agreement shall not result in such default or violation.

3.10.	Environmental Laws.

(a)    Borrower has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws applicable to Borrower and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b)    Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(c)    There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened in writing against Borrower, relating in any way to Environmental Laws.

(d)    “Environmental Laws” means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

3.11.	Subsidiaries and Partnerships.

Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement except that M-TRON INDUSTRIES, INC., a Delaware corporation, has the following subsidiaries: (a) PIEZO TECHNOLOGY, INC., a Florida corporation, (b) M-TRON ASIA, LLC, a Delaware limited liability company, (c) M-TRON INDUSTRIES, LTD., a company organized under the laws of Hong Kong, (d) PIEZO TECHNOLOGY INDIA PRIVATE LTD., a company organized under the laws of India and (e) any subsidiaries acquired in connection with a Term Loan Credit Advance.

3.12.	ERISA.

Borrower and all individuals or entities that, along with Borrower, would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), are in material compliance with all of their obligations to contribute to any “employee benefit plan” as that term is defined in Section 3(3) of ERISA. Borrower and each of its ERISA Affiliates are in full compliance with ERISA, and there exists no event described in Section 4043(b) thereof (“Reportable Event”). “ERISA” means the federal Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time, as amended or as may be replaced by a successor statute.

3.13.	Financial Condition.

All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Lender, when taken as a whole, fairly present the financial condition of Borrower in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Lender.

3.14.	Solvency.

Borrower is Solvent and upon consummation of the transactions contemplated herein will be Solvent. “Solvent” means that: (i) the total amount of Borrower’s assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (ii) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (iii) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

4.	AFFIRMATIVE COVENANTS

Borrower hereby agrees, from and after the date hereof and until the Termination Date and repayment of any Term Notes, as follows:

4.1.	Access to Business Information.

Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles consistently applied in accordance with past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time, and (ii) communicate directly with any of Borrower’s officers with respect to the business, financial conditions and other affairs of Borrower.

4.2.	Inspection of Collateral.

Borrower shall, upon reasonable advance notice, give Lender reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

4.3.	Financial Statements.

Borrower shall maintain a standard and modern system for accounting and shall furnish to Lender all financial statements and other documents required in Section 7 of this Agreement.

4.4.	Tax Returns.

Upon request of Lender, Borrower shall provide copies of all federal, state and local income tax returns and such other information as Lender may reasonably request.

4.5.	Condition and Repair.

Borrower shall maintain all Collateral that is material to the conduct of its business in good repair and working order, ordinary wear and tear excepted.

4.6.	Insurance.

At its own cost, Borrower shall obtain and maintain insurance against (i) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender’s interest in the Collateral, and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (A) be issued by financially sound and reputable insurers, (B) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (C) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

4.7.	Taxes.

Borrower shall pay prior to delinquency all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon (provided, however, that extensions for filing and payment of such taxes shall be permitted hereunder if disclosed to Lender), and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.

4.8.	Existence; Business.

Borrower shall (i) maintain its existence as a corporation in each respective state of incorporation and maintain its existence as a corporation authorized to transact business in each state in which it transacts business, (ii) continue to engage primarily in business of the same general character as that now conducted, and (iii) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

4.9.	Compliance with Laws.

Borrower shall comply with all material federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower’s business, assets or prospects and shall promptly notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and material to the conduct of its business.

4.10.	Notice of Default.

Borrower shall, within ten (10) days of its knowledge thereof, give written notice to Lender of: the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default.

4.11.	Costs.

Borrower shall reimburse Lender for any and all reasonable and documented out-of-pocket fees, costs and expenses including, without limitation, attorneys’ fees and paralegal fees incurred in connection with litigation, mediation, arbitration, other alternate dispute processes, administrative proceedings and appeals of all of the same, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), field exam audits, expert fees, court costs, litigation, documentary stamp taxes, if any, intangible taxes, if any, and other expenses (collectively, the “Costs”) incurred or paid by Lender or any of its officers, employees or agents in connection with: (i) the preparation, negotiation, procurement, review, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (ii) the defense, preservation and protection of Lender’s rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs when upon such demand, Lender is entitled to disburse such sums as Obligations. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in this Agreement. This provision shall survive the termination of this Agreement and the other Loan Documents and/or the repayment of any amounts due or the performance of any Obligation (other than the payment of such Costs). Absent the occurrence and continuation of an Event of Default, Borrower shall only be responsible for the Costs associated with one field audit or inspection per calendar year.

4.12.	Depository/Banking Services.

Lender shall be the principal depository in which substantially all of Borrower’s funds are deposited, and the principal bank of account of Borrower, as long as any Obligations are outstanding, and Borrower shall grant Lender the first and last opportunity to provide any corporate banking services required by Borrower and its Affiliates. In connection therewith and notwithstanding any provision herein to the contrary, Borrower hereby authorizes Lender to take any one or more of the following  actions, from time to time, without further notice, request, demand or confirmation to, of or by Borrower, in accordance with the Master Treasury Management Agreement, the Treasury Management Services Terms and Conditions Book, or other document between Lender and Borrower establishing the terms of  Lender’s sweep services (“Sweep Program”): (a) on a daily basis, Lender may apply the funds in such principal depository account to the payment of the Revolving Loans; and (b) Lender shall have the right to change the provisions and mechanics of the Sweep Program (provided that the changes shall not alter the foregoing Section 4.12(a)) upon delivery of written notice of same to Borrower, and such change or changes shall be immediately effective without requiring an amendment to this Agreement.

4.13.	Other Amounts Deemed Loans.

If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations under this Agreement and the other Loan Documents, and Borrower’s payments under this Agreement may be increased to provide for payment of such Obligations plus interest thereon.

4.14.	Further Assurances.

Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

5.	NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof until the Termination Date:

5.1.	Asset Dispositions, Etc.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division, sell and leaseback, or otherwise dispose of or grant any person an option to acquire (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), or enter into any agreement to do any of the foregoing, except for:

(a)    bona fide sales of Inventory in the ordinary course of business;

(b)    dispositions of property which is obsolete and not used or useful in its business;

(c)    disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practices;

(d)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding;

(e)    sales, transfers and other dispositions of assets for cash that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (e) shall not exceed $100,000 during any fiscal year of the Borrower;

(f)    licensing and cross-licensing arrangements between the Loan Parties involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(g)    termination of a lease of real or personal property that is not necessary in the ordinary course of business;

(h)    the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Borrower;

(i)    dispositions of cash and cash equivalents;

(j)    licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (but limited, in the case of licenses of intellectual property, to non-exclusive licenses) not interfering with the business of the Borrower; and

(k)    to the extent otherwise restricted pursuant to the terms of this Section, transactions permitted by Section 5.4, Section 5.5 or Section 5.8.

5.2.	Indebtedness.

Borrower shall not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations except for:

(a)    Permitted Purchase Money Indebtedness and any refinancing of such Permitted Purchase Money Indebtedness;

(b)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(c)    Indebtedness and obligations owing under Rate Agreements to Lender and its affiliates in order to manage existing or anticipated interest rate, commodities or exchange rate risks and not for speculative purposes if approved by Lender in the future;

(d)    unsecured trade debt incurred on usual and customary terms in the ordinary course of business (including, without limitation, incurred and paid through third party credit card service providers);

(e)    contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with asset sales and other dispositions in each case permitted under Section 5.1;

(f)    other such unsecured Indebtedness provided that the aggregate amount of all unsecured Indebtedness shall not to exceed $100,000 in any fiscal year

5.3.	[Reserved].

5.4.	Leases.

Borrower shall not, without the consent of Lender, enter into any lease of real or personal property as the lessee, or become or remain liable in any way whether by assignment, as guaranty or other surety, if the aggregate amount of all payments due under such lease and all other leases of Borrower then in effect would exceed $250,000.00 in any fiscal year.

5.5.	Pledge or Encumbrance of Assets.

Other than the Permitted Liens, Borrower shall not create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset. Other than the Permitted Liens, Borrower shall not create or permit, directly or indirectly, any prohibition or restriction on the creation or existence of a Lien in favor of Lender upon the assets of Borrower nor create any contractual obligation which may restrict or inhibit Lender’s rights or abilities to sell or otherwise dispose of all or any part of any Collateral after the occurrence of an Event of Default.

5.6.	Guarantees and Loans.

Borrower shall not enter into any direct or indirect guarantees other than by endorsement of checks for deposit or other than in the ordinary course of business, nor make any advance or loan, including, without limitation, loans and advances to employees of Borrower, other than such advances or loans extended in the ordinary course of business as presently conducted.

5.7.	Merger and Other Corporate Structures.

Borrower shall not (a) allow to occur any Change of Control, (b) merge or consolidate with any entity, or undergo any statutory division, or (c) amend or change its articles of incorporation and by-laws in a manner that is adverse to Lender and unless Borrower promptly provides copies of such amendments to changes to Lender.

5.8.	Transactions with Affiliates.

Borrower shall not (i) directly or indirectly issue any guarantee for the benefit of any of its Affiliates, (ii) directly or indirectly make any loans or advances to, or investments in, any of its Affiliates, (iii) enter into any transaction with any of its Affiliates, other than transactions entered into in the ordinary course of business upon fair and commercially reasonable terms determined by Lender to be no less favorable to Borrower than could be obtained in a comparable arms-length transaction with an unaffiliated person, or (iv) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower or its shareholders holds a direct or indirect interest. The foregoing shall not restrict transactions solely between Loan Parties that are otherwise permitted by this Agreement.

6.	FINANCIAL COVENANTS

6.1.	Financial Covenants.

Borrower shall not breach or fail to comply with any of the following financial covenants:

(a)     Leverage Ratio (Funded Indebtedness to EBITDA). Borrower’s Funded Indebtedness to EBITDA Ratio, on a consolidated basis (the “Leverage Ratio”), shall not be more than 3.00 to 1.00 at the end of each calendar quarter, as measured on a rolling twelve month basis, commencing with the quarter ending December 31, 2025.

(b)    Fixed Charge Coverage Ratio. Borrower’s Fixed Charge Coverage Ratio, on a consolidated basis, shall not be less than 1.2 to 1.0 at the end of each calendar quarter, as measured on a rolling twelve month basis, commencing with the quarter ending December 31, 2025.

EBITDA in each of the foregoing financial covenants shall give pro forma effect to acquisitions made with any Term Loan Advance.

7.	FINANCIAL STATEMENTS AND INFORMATION

7.1.	Reports and Notices.

(a)    Borrower hereby agrees that from and after the Closing Date and until the Termination Date and repayment of any Term Notes, Borrower shall maintain a standard and modern system for accounting and shall deliver (or, as applicable, cause to be delivered) to Lender the financial statements, notices, projections and other information at the times and in the manner set forth below, and all in form and substance acceptable to Lender:

(i)    Within 120 days after the end of each calendar year, a copy of M-tron Industries, Inc.’s consolidated and consolidating financial statements for that year, which financial statements shall be audited by a firm of independent certified public accountants acceptable to Lender (which acceptance shall not be unreasonably withheld) and accompanied by an audit opinion of such accountants (without a “going concern” or like qualification or exception) and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of M-tron Industries, Inc.

(ii)    Within 45 days after the end of each calendar quarter, a copy of M-tron Industries, Inc.’s consolidated and consolidating financial statements for that quarter and for that year to date, which financial statements shall be internally-prepared, and certified as complete and correct, by the principal financial officer of M-tron Industries, Inc.

(iii)    With the statements submitted above, a Compliance Certificate signed by Borrower, (A) stating that no Event of Default, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower has taken or proposes to take with respect thereto, and (B) setting forth, in summary form, figures showing the financial status of M-tron Industries, Inc. in respect of the financial covenants set forth herein.

(iv)    Immediately upon any officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof.

(v)    Upon request of Lender, copies of all federal, state and local income tax returns and such other information as Lender may reasonably request.

(b)    Borrower hereby agrees that from and after the Closing Date and until the Termination Date and all Term Notes are paid in full (other than contingent indemnification obligations for which no claim has been made), it shall deliver (or, as applicable, cause to be delivered) to Lender the various Collateral Reports at the times and in the manner set forth below, and all in form and substance acceptable to Lender:

(A)    Within 45 days after the end of each calendar quarter an accounts receivable aging report, an accounts payable aging report, and an inventory report, all for M-Tron Industries, Inc.

7.2.	Communication with Accountants.

Borrower shall coordinate communication between Lender and its independent certified public accountants, including PKF O’Connor Davies LLP, and upon the request of Lender shall authorize and shall instruct those accountants and advisors to communicate to Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

8.	CONDITIONS PRECEDENT

8.1.	Conditions to the Initial Advances.

Lender shall not be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender:

(a)    Amended and Restated Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Lender.

(b)    Approvals. Lender shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer’s certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

(c)    Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date, and shall have reimbursed Lender for all Fees, costs and expenses of closing presented as of the Closing Date.

(d)    Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Lender in its sole discretion.

(e)    KYC Information; Beneficial Ownership. Lender shall have received (i) documentation and other information reasonably requested by Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

8.2.	Further Conditions to Each Advance.

Lender shall not be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)    (i) any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement, and (ii) Lender shall have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof;

(b)    (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Lender shall have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof; or

(c)    after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the Maximum Revolver Amount; or

(d)    an event shall have occurred, or a condition shall exist, which has or could be reasonably expected to have a Material Adverse Effect.

The request and acceptance by Borrower of the proceeds of any Advance (including the incurrence of any Letter of Credit Obligations) shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Lender’s Liens on the Collateral pursuant to the Collateral Documents.

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1.	Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default”:

(a)    Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, including any failure to cure any Overadvance in accordance with this Agreement, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Lender’s demand for such reimbursement or payment of expenses.

(b)    Any representation or warranty of Borrower or any Loan Party set forth in this Agreement or any other Loan Document or in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to any Obligation shall be materially inaccurate or misleading.

(c)    Borrower or any Loan Party shall fail to observe or perform any other term or condition of this Agreement or any other Loan Document or any other term or condition set forth in any agreement, instrument, document, certificate, or financial statement evidencing, guarantying, or otherwise related to any Obligation, or Borrower or any Loan Party shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing (in each case exclusive of those defaults covered by the other clauses of this Section 9.1) and fails to cure such default by the date that is 30 days after the earlier of the date: (i) Lender notifies Borrower of such default or (ii) on which any Borrower or Loan Party has knowledge of such default; provided that such 30-day grace period shall not apply to: (A) a breach of any covenant that, in Lender’s good faith judgment, cannot be cured; (B) any failure to maintain insurance, any failure to permit inspection by Lender or its agents of any of the Collateral or books and records of Borrower or any Loan Party, in each case in accordance with this Agreement or any other Loan Document; (C) any failure of Borrower or any Loan Party to notify Lender of the occurrence of any event or occurrence in accordance with this Agreement or any other Loan Document; (D) any breach of any negative covenant set forth in Section 5 or any financial covenant set forth in Section 6.1; (E) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; (F) any breach if, within the 12 calendar months immediately preceding the occurrence of such current breach, a Loan Party has twice previously breached the same provision of this Agreement or any other applicable Loan Document; or (G) a breach or default under the financial report provisions of Section 7.1, in which case a 5 Business Day grace period shall apply.

(d)    The dissolution or liquidation of a Borrower or of any Loan Party of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or statutory division of the foregoing, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing.

(e)    The creation of any Lien (except a Lien to Lender) on the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment against, the subjection to a statutory division, or the seizure of, any of the property of Borrower or any Loan Party hereof including, without limitation, any property deposited with Lender, in each case, exceeding $100,000.

(f)    In the reasonable judgment of Lender in good faith, any Material Adverse Effect occurs, or Lender deems itself insecure.

(g)    A commencement by Borrower or any Loan Party of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or any Loan Party, or for any substantial part of the property of Borrower or any Loan Party, or ordering the wind-up or liquidation of the affairs of Borrower or any Loan Party; or the filing and pendency for 60 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower of any general assignment for the benefit of creditors; or the failure of Borrower or any Loan Party generally to pay its debts as such debts become due; or the taking of action by Borrower or any Loan Party in furtherance of any of the foregoing.

(h)    Nonpayment by Borrower of any Rate Contract Obligation when due or the default by Borrower of any Rate Contract.

(i)    A Loan Party defaults under the terms of any other Indebtedness for borrowed money or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness for borrowed money or lease payments in excess of $50,000.00 and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for borrowed money or lease payments and such default is not cured within any applicable cure period.

(j)    The revocation or attempted revocation of any Guaranty by a Guarantor before the termination of such Guaranty in accordance with its terms, or the assignment or attempted assignment of any Guaranty by a Guarantor.

A Default or an Event of Default shall be deemed “to continue”, be “continuing”, or be “in existence” at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender in accordance with this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement (such an applicable period shall be the period applicable to the phrase “during the continuance”).

9.2.	Remedies

Upon the occurrence and during the continuance, of an Event of Default, Lender may cease advancing money hereunder, and Lender may elect to exercise any one or more of the following remedies, all without presentment, demand, protest or notice of any kind, as the same are hereby expressly waived by all Loan Parties, unless otherwise required by applicable law:

(a)    cease advancing any Advances and declare all Obligations to be immediately due and payable, whereupon such Obligations shall immediately become due and payable, and terminate this Agreement and all obligations of Lender under this Agreement; provided that this Agreement and the Obligations shall be accelerated automatically and immediately if an Event of Default occurs under Section 9.1(g);

(b)    proceed to enforce payment of the Obligations and to realize upon the Collateral, including causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other Person, with or without designation of the capacity of such nominee, and Loan Parties shall be liable for any deficiency remaining after disposition of any Collateral;

(c)    offset and apply to all or any part of the Obligations, all moneys, credits and other property of any nature whatsoever of each Loan Party now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by a Loan Party individually or jointly with another Person), Lender or its Affiliates, including certificates of deposit; and/or

(d)    exercise any and all rights and remedies provided by applicable law and the Loan Documents.

No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute, and each may be exercised together, separately and in any order. The Loan Parties hereby expressly waive any requirement of marshaling of assets that may be secured by any of the Loan Documents.

9.3.	Application of Proceeds

(a)    After Event of Default. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower or any Guarantor of all or any part of the Obligations and any and all proceeds of Collateral received by Lender, and, as between the Loan Parties on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations and any and all proceeds of Collateral received by Lender in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

(b)    Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

9.4.	Waivers by Loan Parties.

Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10.	EXPENSES AND INDEMNITY

10.1.	Expenses.

Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable and documented actual costs and out of pocket expenses of Lender (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Lender) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Lender of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Lender (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), and (C) subject to Section 4.13, any appraisals and any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Lender for its examiners or charged to Lender by third-party examiners)) (provided that absent the occurrence and continuation of an Event of Default, Borrower shall only be responsible for the Costs associated with one field audit or inspection per calendar year), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Lender in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Lender in connection with (A) any litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lender in connection with any litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents, provided, that to the extent that the actual costs and expenses referred to in this clause (iv) consist of reasonable fees, costs and expenses of counsel, Borrower shall be obligated to pay such reasonable fees, costs and expenses for counsel to Lender and local counsel to Lender in each relevant jurisdiction.

10.2.	Indemnity.

Each Loan Party hereby agrees to indemnify, pay and hold harmless Lender and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Lender (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 10.2 THAT APPLY TO, AND EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY LOSSES, DAMAGES AND LIABILITIES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF LENDER OR ANY OTHER INDEMNITEE UNDER THIS SECTION 10.2.

11.	MISCELLANEOUS

11.1.	Survival.

All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.4(e), 2.7, 2.8, 10, and 11 shall survive the payment of the Obligations and any termination of this Agreement.

11.2.	No Waivers.

No failure or delay by Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

11.3.	Notices.

(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e‑mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e‑mail address set forth on the signature pages hereof or at such other address or e‑mail address as such party may hereafter specify for the purpose by notice to Lender and Borrower; provided, that notices, requests or other communications shall be permitted by e‑mail or other electronic submissions only in accordance with the provisions of Section 11.3(b). Each such notice, request or other communication shall be effective (i) if given by e‑mail or other electronic submissions, as set forth in Section 11.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 11.3.

(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites); provided, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Lender that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing or any other notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Lender from time to time in its sole discretion.

(c)    Unless Lender otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

11.4.	Severability.

In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.5.	Amendments and Waivers.

No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower and Lender. Notwithstanding the foregoing, Borrower and each of the other Loan Parties hereby authorize Lender to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a “Corrected Document”), in each case, without the need for a written amendment signed by the parties; provided that Lender shall send a copy of any such Corrected Document to Borrower (which copy may be given by electronic mail). Without limiting the generality of any of the foregoing, Borrower further covenants that it shall, and shall cause each of the other Loan Parties to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Lender shall request from time to time to permit Lender to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Lender’s Liens upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.

11.6.	Assignments.

Borrower agrees not to assign any of Borrower’s rights, remedies or obligations under this Agreement or any other Loan Document. Borrower agrees that Lender may assign some or all of its rights and remedies under this Agreement or any other Loan Document without notice to, or prior consent from Borrower.

11.7.	Headings.

Headings and captions used in the Loan Documents (including the Exhibits and Schedules hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

11.8.	Confidentiality.

Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Lender by a Loan Party pursuant to the requirements hereof in accordance with Lender’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to Lender’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of Lender and of Lender’s Affiliates on a need-to-know basis (collectively, the “Related Parties” of Lender) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, provided, that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (iv) on the advice of counsel, to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (viii) as may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Related Parties on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, provided, Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 11.8 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

11.9.	Waiver of Consequential and Other Damages.

To the fullest extent permitted by applicable Law, no party hereto shall assert against any other party or any Related Party of such Persons, and each party hereby waives, any claim against any party or any Related Party of such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.10.	Marshaling; Payments Set Aside.

Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.11.	GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF ORANGE, STATE OF FLORIDA AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

11.12.	WAIVER OF JURY TRIAL.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.13.	Counterparts; Integration.

This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

11.14.	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.15.	USA PATRIOT Act Notification.

Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Lender to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

11.16.	Joint and Several.

The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each Borrower. It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, or (b) there has occurred a Default or Event of Default, that any such breach, occurrence or event with respect to any Borrower shall be deemed to be such a breach, occurrence or event with respect to all Borrowers and that all Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Borrower The obligations and liabilities of each Borrower shall be joint and several.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

LOAN PARTIES:

M-TRON INDUSTRIES, INC., a Delaware corporation			M-TRON ASIA, LLC, a Delaware limited liability company

By:	/s/ William Draft	By:	M-TRON INDUSTRIES, INC., a Delaware corporation, as its sole member
William Drafts, President

By:	/s/ Linda Biles		By:	/s/ William Drafts
	Linda Biles, Executive Vice President - Finance			William Drafts, President

(CORPORATE SEAL)			By:	/s/ Linda Biles
Linda Biles, Executive Vice President - Finance

(CORPORATE SEAL)

PIEZO TECHNOLOGY, INC., a Florida corporation			Borrower's Physical Address and Email for Notices: 2525 Shader Road Orlando, Florida 32804 Email:

By:	/s/ William Drafts
William Drafts, President

By:	/s/ Linda Biles
Linda Biles, Executive Vice President - Finance

(CORPORATE SEAL)

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION		Lender's Physical Address and Email for Notices: 200 East Robinson Street, Suite 1000 Orlando, Florida 32801 Email:

By:	/s/ Lisa Cox
Name:	Lisa Cox
Title:	Senior Vice President

APPENDIX A
to
CREDIT AGREEMENT

DEFINITIONS

“Account Debtor” means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).

“Accounts” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “accounts,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising.

“Advance” means any Revolving Credit Advance and/or any Term Credit Advances, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, with respect to the Loan Parties, the term “Affiliate” shall specifically exclude Lender.

“Agreement” means the Amended and Restated Credit Agreement, dated as of the Closing Date, by and between Borrower and Lender.

“Applicable Margin” means, as of any date, the applicable per annum rate set forth below in the applicable column in the table below based on the then Leverage Ratio.

Pricing Grid Level	Leverage Ratio	Index Rate Margin applicable to Revolving Credit Advances	Index Rate Margin applicable to the Term Notes	Unused Committed Fee
I	> 2.5%	3.00%	3.00%	.30%
II	> 1.5% but ≤ 2.5%	2.50%	2.50%	.25%
III	≤ 1.5%	2.00%	2.00%	.20%

For purposes of determining the Applicable Margins, the Leverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the First Pricing Grid Determination Date and as of the end of each fiscal quarter and fiscal year of Borrower ending on or after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring on and after the Closing Date will be December 31, 2025. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to this Agreement, the Applicable Margins will be subject to adjustment in accordance with the table set forth above based on the then Leverage Ratio. The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to the Credit Agreement until the next succeeding effective date of adjustment pursuant to this paragraph. Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with the Credit Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to the Credit Agreement have not been delivered in accordance therewith, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with the Credit Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with the Credit Agreement, for purposes of determining the Applicable Margins, the pricing associated with Pricing Grid Level I will be applicable. From the Closing Date until the first adjustment after the First Pricing Grid Determination Date in accordance with the terms hereof, the Applicable Margins shall be as set forth in Pricing Grid Level III. Notwithstanding that Pricing Grid Levels could include a Leverage Ratio that is in violation of the applicable ratio required by the Credit Agreement (e.g., by providing for a Leverage Ratio in the table set forth above which is more than the then permitted covenant level set forth in the Credit Agreement), if Borrower violates the Financial Covenant set forth in the Credit Agreement for any fiscal quarter-end or fiscal year-end, then Lender may, without notice and in addition to any increase in the Applicable Margins pursuant to this paragraph, implement the Default Rate. In the event that any Compliance Certificate delivered pursuant to the terms of the Agreement is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall promptly deliver to Lender a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) Borrower shall promptly pay to Lender the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Lender with respect to Section 2.4(c) and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.

“Availability” means, as of any date of determination, the Maximum Revolver Amount.

“Bank Product” means any of the following products, services or facilities extended to any Loan Party from time to time by Lender or any of Affiliate of Lender or any Person who was Lender or an Affiliate of Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BillPayer Service” means Lender’s (or, as applicable, its Affiliate’s) then current automated bill paying service, as established and implemented by Lender (or such Affiliate) in accordance with its methods and procedures periodically in effect.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means, as of any date of determination, Availability at such time, minus the aggregate Revolving Exposure at such time.

“Business Day” means (a) with respect to all notices and determinations, including Interest Payment Dates, in connection with the Index Rate, any day that commercial banks in New York, New York are required by law to be open for business and that is a U.S. Government Securities Business Day, which means any day other than a Saturday, Sunday, or day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) in all other cases, any day on which commercial banks in New York, New York or Cincinnati, Ohio are required by Law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with Lender is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“Cash Flow” means net income after tax plus depreciation expense determined in accordance with generally accepted accounting principles.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

“Chattel Paper” means all rights, titles and interests of each Loan Party in all of such Loan Party’s “chattel paper,” as such term is defined in the Code, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

“Closing Date” means December 31, 2025.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Florida; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Florida, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by each Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that becomes subject to a security interest or Lien in favor of Lender to secure the Obligations.

“Collateral Documents” means each Guaranty, each Security Agreement, each Pledge Agreement, and all other agreements heretofore, now or hereafter entered into in favor of Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Commitment Termination Date” means the earliest of (a) December 31, 2028, (b) the date of termination of Lender’s obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(a), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to the applicable Loan Documents (and on terms and conditions acceptable to Lender), and the termination and permanent reduction of the Revolving Loan Commitment to $0.

“Commitments” means the Revolving Loan Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate to be executed and delivered from time to time by Borrower in form and substance acceptable to Lender.

“Conforming Changes” means, with respect to the use, administration of, or any conventions associated with the Index Rate, the Prime Index, or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Lender, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Lender in an operationally feasible manner and, to the extent feasible, consistent with market practice.

“Daily Simple SOFR” means a rate based on SOFR with interest accruing on a simple daily basis in arrears with a methodology and conventions selected by Lender.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.3(c) of the Agreement.

“Disbursement Account” means a disbursement account specified by Lender to Borrower as the “Disbursement Account” from time to time.

“Dollars” or “$” means lawful currency of the United States of America.

“EBITDA” means, for any measurement period, the sum of the following determined on a consolidated basis for such period, without duplication, for Borrower and its Subsidiaries, (a) net income plus, (b) to the extent deducted in determining net income, (i) interest, (ii) taxes, (iii) depreciation and amortization expense, (iv) non-recurring transaction fees and expenses incurred in connection with this Agreement and any amendments, waivers, or other modifications or repayments of this Agreement, (v) non-recurring transaction fees and expenses arising from an acquisition made with a Term Credit Advance, (vi) non-cash charges, losses or expenses (or less gains or income) deducted (or included), and (vii) non-cash equity compensation.

“Eligible Swap Counterparty” means Lender and any Affiliate of Lender that at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower.

“Equipment” means all rights, titles and interests of each Loan Party in such Loan Party’s “equipment,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“Event of Default” has the meaning ascribed to it in Section 9.1 of the Agreement.

“Excluded Swap Obligation” means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” mean any of the following Taxes imposed on or with respect to Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any United States federal withholding Taxes that would not have been imposed but for Lender’s failure to comply with Section 2.7 of the Agreement; and (c) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“Fees” means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

“Fifth Third” means Fifth Third Bank, National Association.

“Fifth Third Lease Documents” means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and “Fifth Third Lease Document” means any one of the Fifth Third Lease Documents; in each case as now in effect or as at any time after the date of the Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.

“Fifth Third Lease Obligations” means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of goods for a term in return for consideration.

“Fixed Charge Coverage Ratio” Fixed Charge Coverage Ratio means the ratio of: (a) on a consolidated basis, Borrower's EBITDA for the period, less distributions, cash taxes paid, dividends, and capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or financed with long term debt, or capital leases to the extent permitted hereunder or purchased with casualty or insurance proceeds), plus non-cash expenses, operating lease payments, and plus or minus other adjustments as approved by Lender in its sole discretion to: (b) The consolidated sum of (i) Borrower's interest expense, (ii) operating lease payments, and (iii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the twelve-month period then ending, all calculated in accordance with GAAP.

“Funded Indebtedness” means indebtedness (i) in respect of money borrowed or (ii) evidenced by a note, debenture (senior and subordinated) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under generally accepted accounting principles are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements.

“General Intangibles” means all rights, titles and interests of each Loan Party in such Loan Party’s “general intangibles,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means M-TRON ASIA, LLC, a Delaware limited liability company and each other Person, if any, that guaranties any of the Obligations on or after the Closing Date.

“Guaranty” means each of, and collectively, the Continuing Guaranty Agreements entered into by and between one or more Guarantor and Lender with respect to the Obligations.

“Hazardous Material” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Indebtedness” means (i) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interest if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis (if Borrower should have any Subsidiaries) as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (iii) all indebtedness of others which Borrower or any Subsidiary has directly or indirectly guaranteed, endorse (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning ascribed to it in Section 10.2 of the Agreement.

“Index Floor” means 0%.

“Index Rate” means the greater of (i) the Index Floor and (ii) Term SOFR relating to quotations for one month or as otherwise set pursuant to the terms of this Agreement.

“Index Rate Loans” means any Advances that accrue interest by reference to the Index Rate and the other terms of the Agreement.

“Instruments” means all rights, titles and interests of each Loan Party in such Loan Party’s “instruments,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“Interest Payment Date” means, all as determined by Lender in accordance with the Loan Documents and Lender’s loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable), the first day of each month, commencing on January 1, 2026; provided that, in addition to the foregoing, each of (x) the date upon which the Revolving Loan Commitment has been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest and any applicable Unused Line Fee that has then accrued under the Agreement.

“Inventory” means all rights, titles and interest of each Loan Party in such Loan Party’s “inventory,” as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

“ISDA Definitions” means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto (ISDA), as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

“Law” and “Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

“Lender” has the meaning ascribed thereto in the preamble to the Agreement and shall additionally include, for the avoidance of any doubt, (i) upon any assignment by Fifth Third pursuant to Section 11.6 of the Agreement, such assignee of Fifth Third and (ii) the respective successors of each of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term “Lender” shall include Eligible Swap Counterparties and any provider of Bank Products.

“Letter of Credit Fee” has the meaning ascribed to it in the documentation executed by Borrower in favor of Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Obligations” means all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Lender. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by Lender thereupon or pursuant thereto.

“Letters of Credit” means commercial or standby letters of credit issued for the account of Borrower by Lender.

“Leverage Ratio” means the ratio of (i) Borrower’s Funded Indebtedness minus the aggregate amount of the Borrower’s unrestricted cash in an aggregate amount not to exceed $250,000 to (ii) EBITDA on a consolidated basis for the measurement period.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

“Loan Documents” means, collectively, the Agreement, the Collateral Documents, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, each Borrower and Guarantor and Pledgors and “Loan Party” means any of any Borrower or any Guarantor or any Pledgor.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Loan Party, (b) Borrower’s ability to pay any of the Advances or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.3(d) of the Agreement.

“Maximum Revolver Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment as of that date minus Reserves established by Lender at such time in its sole discretion.

“Notes” means the Revolving Note and any Term Note executed in connection herewith or meaning given to it in Section 2.9 of the Agreement.

“Notice of Borrowing” shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Lender in a manner, acceptable to Lender in its sole discretion, and which shall state the amount and date of the requested Advance.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Lender, or any Affiliate of Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument. The term “Obligations” includes all principal, interest, Fees, expenses, reasonable attorneys’ fees and any other sum chargeable to any Loan Party under, or arising out of, the Agreement, the Notes, any of the other Loan Documents or any agreement entered into in respect of Bank Products, all Fifth Third Lease Obligations, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, “Obligations” of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

“Other Connection Taxes” means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

“Other Taxes” means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a) or 9.1(g) of the Agreement.

“Overadvance” has the meaning ascribed to it in Section 2.2(b) of the Agreement.

“Permitted Liens” means: (i) current taxes and assessments not yet due and payable or being contested in accordance with this Agreement, (ii) Liens, if any, reflected or noted on Borrower’s balance sheet or notes thereto as delivered by Borrower in writing to Lender prior to the Closing Date, (iii) assets disposed of in the ordinary course of business, (iv) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations, (v) any purchase money security interests granted by, or capitalized lease obligations incurred by, Borrower in connection with any Permitted Purchase Money Indebtedness, (vi) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (vii) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (viii) judgment liens in respect of judgments that do not constitute an Event of Default, (ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC, (x) Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease), and (xi) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person.

“Permitted Purchase Money Indebtedness” means purchase money Indebtedness or capitalized lease obligations incurred by Borrower to acquire any equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money Indebtedness and capitalized lease obligations incurred by Borrower does not, as of any date, exceed an aggregate amount equal to $250,000.00, (b) such purchase money Indebtedness and capitalized lease obligations will not be secured by any of the Collateral other than the specific equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money Indebtedness and capitalized lease obligations will not, at the time of the incurrence thereof, exceed the value of the property so acquired.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pledge Agreements” means each of and collectively, the respective Stock Pledge Agreements entered into by the respective Pledgor in favor of Lender to pledge the stock of: (a) M-TRON INDUSTRIES, LTD., a company organized under the laws of Hong Kong, and/or (b) PIEZO TECHNOLOGY INDIA PRIVATE LTD., a company organized under the laws of India, as security for the Obligations. M-TRON INDUSTRIES, LTD., a company organized under the laws of Hong Kong, and PIEZO TECHNOLOGY INDIA PRIVATE LTD., a company organized under the laws of India, are not required to consent to the pledge.

“Pledgors” means each of and collectively (a) M-TRON ASIA, LLC, a Delaware limited liability company, and (b) PIEZO TECHNOLOGY, INC., a Florida corporation, with respect to their respective Pledge Agreement.

“Pricing Grid” shall mean the Pricing Grid set forth in the definition of Applicable Margin.

“Prime Index” shall have the meaning set forth in Section 2.4(b).

“Prime Rate” means, as of any date, the rate that Fifth Third publicly announces, publishes or designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate. Each determination by Lender of the Prime Rate shall be binding and conclusive in the absence of manifest error. Any change in the Prime Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Proceeds” means all “proceeds”, as such term is defined in the Code.

“Rate Contract” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including the Existing ISDA), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Contract Obligations” means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

“Reserves” means any and all reserves that Lender deems necessary, in its sole discretion, to establish and/or maintain (including reserves for accrued and unpaid interest on the Obligations, Bank Product reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, bailee’s and processor’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Contract Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Reset Date” has the meaning ascribed to it in Section 2.4(a) of the Agreement.

“Revolving Credit Advance” has the meaning ascribed to it in Section 2.1(a) of the Agreement and may, as the context may require, include any Overadvance.

“Revolving Exposure” means, at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time plus (ii) the aggregate Letter of Credit Obligations outstanding at such time.

“Revolving Loan Commitment” means the aggregate commitment of Lender to make Revolving Credit Advances or incur Letter of Credit Obligations in an aggregate amount not to exceed TEN MILLION DOLLARS ($10,000,000.00).

“Revolving Note” has the meaning given to it in Section 2.9 of the Agreement.

“Scheduled Unavailability Date” has the meaning ascribed to it in Section 2.4(c) of the Agreement.

“Security Agreement” means each of, and collectively, the security agreements entered into by and between one or more Loan Party and Lender.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator) on the administrator’s website (or any successor source for the secured overnight financing rate identified as such by the administrator) at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“Spread Adjustment” means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.4 (b) or 2.4(c) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.4(c) of the Agreement.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

“Successor Rate” means any successor index rate determined pursuant to Section 2.4(c) of the Agreement from time to time, including any applicable Spread Adjustment.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code.

“Swap Obligation” means any obligation in respect of a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Advance” has the meaning ascribed to it in Section 2.10 of the Agreement.

“Term Loan Commitment” means the aggregate commitment of Lender to make Term Credit Advances in an aggregate amount not to exceed TEN MILLION DOLLARS ($10,000,000.00).

“Term Note” has the meaning given to it in Section 2.10 of the Agreement.

“Term SOFR” means the forward-looking SOFR rate administered by CME Group, Inc. (or other administrator selected by Lender) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Lender), fixed by the administrator thereof two Business Days prior to the applicable Reset Date (provided, however, that if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to the relevant Advances, all as determined by Lender in accordance with the Agreement and Lender’s loan systems and procedures periodically in effect.

“Termination Date” means the date on which (a) the Advances have been indefeasibly repaid in full (other than contingent indemnification obligations for which no claim has been made), (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with the Agreement and the other Loan Documents (and otherwise on terms and conditions acceptable to Lender), and (d) the Revolving Loan Commitment under the Agreement has been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under the Agreement.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

Exhibit 2.10

Form Note

TERM NOTE

$___________________	__________ ___, 202__
(the “Effective Date”)

FOR VALUE RECEIVED, the undersigned, M-TRON INDUSTRIES, INC., a Delaware corporation, and PIEZO TECHNOLOGY, INC., a Florida corporation (collectively, the "Borrower"), with an address of 2525 Shader Road, Orlando, Florida 32804, jointly and severally, hereby unconditionally promises to pay to the order of FIFTH THIRD BANK, NATIONAL ASSOCIATION (together with its successors and permitted assigns, the "Lender"), for its account pursuant to the Credit Agreement referred to below, at the principal office of Lender at 200 E. Robinson Street, Suite 1000, Orlando, Florida 32801, or such other address as Lender may provide from time to time, the principal sum of ________________________DOLLARS ($_____________________) in lawful money of the United States of America and in immediately available funds, together with interest at the per annum interest rate determined by the terms of the Credit Agreement. Monthly payments of accrued interest on the principal outstanding hereunder shall be payable to Lender on the first day of each consecutive month commencing the first month after the date hereof. Additionally, quarterly principal payments in the amount of $______________ shall be due on __________, _______________, _________________ and ________________. Thereafter, quarterly principal payments in the amount of $______________ shall be due on _________________, _________________, _________________, _________________, _________________, _________________ and ________________. The entire unpaid principal balance of this Note, together with all Fees and accrued but unpaid interest, shall, if not sooner paid, be due and payable in full on the date three (3) years from the date hereof.

This Note is: (a) made by Borrower to the order of Lender pursuant to Section 2.10 of the Amended and Restated Credit Agreement dated December 31, 2025, between Borrower, certain Loan Parties, including Borrower, and Lender (as amended, renewed, restated, replaced or otherwise modified from time to time, the "Credit Agreement"), and (b) entitled to the benefits and security, and is subject to the terms and conditions, of the Credit Agreement, including, without limitation, acceleration upon the terms provided therein, and of the other Loan Documents. This Note shall be subject to the terms and conditions of the Credit Agreement. Capitalized terms used herein which are not otherwise defined in this Note shall have the meanings set forth in the Credit Agreement.

This Note is subject to voluntary and mandatory prepayment, in full or in part, in accordance with, and subject to the terms of, the Credit Agreement.

Upon the occurrence and during the continuance of any Event of Default, subject to any applicable cure period, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations, may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, provided that if there occurs an Event of Default of the type described in Sections 9.1(g) of the Credit Agreement, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations shall become automatically and immediately due and payable as provided in the Credit Agreement.

Borrower hereby agrees to pay all reasonable costs of collection, including reasonable attorneys' fees, if this Note is not paid when due, whether or not legal proceedings are commenced as further set forth in, and in accordance with, the terms of the Credit Agreement.

Presentment or other demand for payment, notice of dishonor and protest are hereby expressly waived. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THE VALIDITY OF THIS NOTE AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDER TO ENTER INTO THE CREDIT AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE OR THE OTHER LOAN DOCUMENTS, THEIR VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF LENDER, AND ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT AND COLLECTION OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS IN THE STATE OR FEDERAL COURTS WITHIN THE COUNTY OF ORANGE, STATE OF FLORIDA. BORROWER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED IN THE COUNTY OF ORANGE, STATE OF FLORIDA, HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AT ITS ADDRESS SET FORTH ON BORROWER'S SIGNATURE PAGE TO THE CREDIT AGREEMENT OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF FLORIDA. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDER TO ENTER INTO THE CREDIT AGREEMENT AND EXTEND CREDIT TO BORROWER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE OR THE OTHER LOAN DOCUMENTS OR THE CONDUCT OF THE RELATIONSHIP BETWEEN OR AMONG LENDER AND ANY ONE OR MORE LOAN PARTIES. BORROWER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Borrower has executed this Note by its duly authorized officer as of the Effective Date.

BORROWER:
M-TRON INDUSTRIES, INC., a Delaware corporation

By:
William Drafts, President

By:
Linda Biles, Executive Vice President - Finance

(CORPORATE SEAL)

PIEZO TECHNOLOGY, INC., a Florida corporation

By:
William Drafts, President

By:
Linda Biles, Executive Vice President - Finance

(CORPORATE SEAL)

STATE OF
COUNTY OF

The foregoing instrument was acknowledged before me by means of ☐ physical presence or ☐ online notarization, this ________ ___, 202__, by WILLIAM DRAFTS, in his capacity as President of M-TRON INDUSTRIES, INC., a Delaware corporation, and in his capacity President of PIEZO TECHNOLOGY, INC., a Florida corporation, on behalf of both corporations, who is ☐ personally known to me or ☐ has produced ____________ as identification.

[NOTARY SEAL]	Print Name:
Notary Public - State of
Commission No.:
My Commission Expires:

STATE OF
COUNTY OF

The foregoing instrument was acknowledged before me by means of ☐ physical presence or ☐ online notarization, this ___________, 202__, by LINDA BILES, in her capacity as Executive Vice President of Finance of M‑TRON INDUSTRIES, INC., a Delaware corporation, and in her capacity as Executive Vice President of Finance of PIEZO TECHNOLOGY, INC., a Florida corporation, on behalf of both corporations, who is ☐ personally known to me or ☐ has produced ________________ as identification.

[NOTARY SEAL]	Print Name:
Notary Public - State of
Commission No.:
My Commission Expires:

Exhibit 3.3

Litigation Exhibit

NONE.